EXHIBIT 10.1

TREEHOUSE FOODS, INC.

Form of
Performance-Vesting Restricted Stock Award Agreement

TO:
DATE:

In order to provide additional incentive through stock ownership for certain officers, key employees and non-employee directors of TreeHouse Foods, Inc. (the “Company”) and its subsidiaries, you are hereby granted performance-vesting restricted stock by the Company, effective as of the date hereof (the “date of grant”). This restricted stock award is issued under the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan (the “Plan”), the terms of which are incorporated herein by reference. All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Plan.

RESTRICTED STOCK

Total number of shares granted	[______] (“Shares”)

VESTING SCHEDULE

Grant date	[ ]
Vesting schedule	The Shares will vest if the total shareholder return (“TSR”) objectives described in the attached terms sheet are met, or a Change in Control occurs, on or before __________, 20__.

TRANSFER RESTRICTIONS; ISSUANCE OF SHARES

Restrictions	Until vested, the Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.
Book Entry
The Company’s stock transfer agent will establish a book entry account representing the Shares in your name, effective as of the date of grant. The Company will retain control of the book entry account until the Shares are vested.

This Performance-Vesting Restricted Stock Award Agreement, including the accompanying Terms of the ________ 20__ Performance-Vesting Restricted Stock Awards, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

TreeHouse Foods, Inc.

Terms of the ___________ 20__ Performance-Vesting Restricted Stock

Type(s) of Award:
Performance-vesting restricted stock (“Shares”).

Until vested, the Shares may not be sold, transferred, pledged, assigned or otherwise allocated or hypothecated. Upon vesting, the Shares will be freely transferable.

The number of Shares represented by this Award will be adjusted by the Committee in the event of a change in capitalization or other event described in Section 4(d) of the Plan.

Vesting:
Subject to earlier termination, cancellation and forfeiture as set forth below, the Shares will vest upon achievement of TSR objectives determined in accordance with Schedules A hereto or a Change in Control, in either case, on or prior to __________, 20__.

Effect of Termination of Employment:
Except as provided below for termination due to death or disability, or involuntary termination by the Company, no vesting will occur after termination of employment, in which case all unvested Shares will be forfeited and/or cancelled.

	•	In the event of termination of employment due to death or permanent disability, the unvested Shares will continue to vest as if such termination of employment did not occur.
•
In the event of involuntary termination of employment by the Company other than for Cause or resignation for Good Reason at a time when Sam Reed is not acting as the CEO of the Company, the unvested Shares will continue to vest as if such termination of employment did not occur.

•
In the event of involuntary termination of employment by the Company other than for Cause or resignation for Good Reason while Sam Reed is acting as CEO of the Company, the following additional portion of the Shares will continue to vest on the same basis as would have applied had employment not terminated: (x) any portion of the Shares that had not become vested as of the termination date solely because the performance criteria applicable thereto had not yet been satisfied (i.e., any portion thereof as to which the applicable [date] has passed before the date Executive’s employment terminated), (y) the portion of each such award that could become vested on the next following anniversary of the date on which it was granted had Executive continued to have been employed and (z) the portion of each such award, if any, that could become vested on the second following anniversary of the grant date of such award had Executive continued to have been employed, multiplied by a proration fraction. The proration fraction shall be the fraction the numerator of which is the number of days employed since the last anniversary of such grant date through (and including) the termination date and the denominator of which is 365.

For purposes of the foregoing, “Cause” and “Good Reason” shall have the meanings set forth in the Company’s Executive Severance Plan as in effect on the date of grant.
Release of Shares:	Subject to applicable tax withholding (see below), the Shares will become freely transferable upon vesting.
Federal Income Tax Considerations:
The following discussion is a summary of certain current U.S. federal income tax consequences relating to the restricted stock award. This discussion does not purport to be complete, and does not cover, among other things, foreign, state and local tax treatment.

No income is recognized upon receipt of the award of Shares. Upon vesting of the Shares, net income equal to the fair market value of Shares is recognized. However, if you make a Code Section 83(b) election within 30 days of the grant of the Shares, you will recognize ordinary income equal to the fair market value of the Shares at the date of the grant. The capital gain or loss holding period for the Shares will begin when ordinary income is recognized, and any subsequent capital gain or loss will be measured by the difference between the ordinary income recognized and the amount received upon sale or exchange of the shares.

Payroll taxes (Social Security and Medicare taxes) will be due upon vesting of the Shares, or earlier if an 83(b) election is made, based upon the fair market value of the Shares at that time.

Tax Withholding:
Upon vesting, the Company will deduct and withheld from Shares to be delivered, such aggregate number of Shares having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including any Social Security and Medicare tax obligation to the extent such Shares were not previously subjected to such taxes) withholding required by law with respect to the Shares. The Committee may permit the remittance of cash or for other arrangements for payment of such taxes. If you file an 83(b) election, you will be required to remit cash to the Company to satisfy applicable withholding taxes.

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Shareholder Rights:
You are deemed to be the owner of the Shares for purposes of exercising voting rights and receiving any cash dividends paid or made available on the Shares; stock dividends will become part of the Shares subject to the vesting and forfeiture provisions discussed above.

Please sign the copy of this Performance-Vesting Restricted Stock Award Agreement and return it to the Company in care of its Secretary, thereby indicating your understanding of and agreement with the terms and conditions of this Agreement. Unless signed and returned by mail or otherwise within thirty (30) days from the date of mailing or delivery to you of this Agreement, this Award will be deemed refused and withdrawn. By signing this Agreement, you acknowledge receipt of a copy of the Plan. The terms of the Plan shall have precedence over any terms in this Agreement that are inconsistent therewith.

TREEHOUSE FOODS, INC.	Acknowledged and agreed:
By: __________________________________	______________________________________ Date: ________________________________

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Schedule A to Performance-Vesting Restricted Stock Award

On ___________, 20__, all of the Shares shall vest, provided that the Company’s Total Shareholder Return for the period commencing on June 27, 2006, the first day of regular way trading for the Company’s common stock (the “Commencement Date”), and ending on such _______________ equals or exceeds the median of the Total Shareholder Return for such period for the companies in the Selected Peer Group (as defined below).

In addition, on each of ___________, 20__ and ___________, 20__, the Shares that could have vested, but that did not vest, on the preceding ___________ shall vest on such subsequent date if the Company’s Total Shareholder Return for the period from the Commencement Date through the applicable ___________ shall equal or exceed the median of the Total Shareholder Return for such period for the companies in the Selected Peer Group.

As used herein, “Total Shareholder Return” shall mean the percentage return received by all shareholders of the relevant company during the applicable measurement period, including stock price appreciation and dividends, and shall be calculated as follows:

Ending Stock Price(1) - Beginning Stock Price (2) + Dividend Reinvestment (3)
Beginning Stock Price (2)

(1)
With respect to each of the Company and each company in the Selected Peer Group, the average of the closing prices of its common stock for the 20 consecutive trading day period ending on the applicable __________ (or if the applicable __________ is not a trading date, the immediately preceding trading date).

(2)	With respect to each of the Company and each company in the Selected Peer Group, the closing price of its common stock on the Commencement Date.

(3)
Assumes any dividends paid on the common stock of the Company or any company in the Selected Peer Group are used to purchase its common stock at the closing stock price on the date that such dividends are payable, and includes the value of such additional shares of such common stock (based on the Ending Stock Price for such common stock).

As used herein, “Selected Peer Group” shall mean the 20 or more companies selected by the Board of Directors of the Company (or any authorized committee thereof) from among packaged food companies whose securities are registered to trade on a U.S. national securities exchange or automated quotation system (including, but not limited to NASDAQ) (the “Peer Companies”); provided that in no event shall any Ineligible Company be selected to be a member of the Selected Peer Group. An “Ineligible Company” shall mean any Peer Company (i) in which significant portion of its voting securities is held by another corporate entity (other than an open-ended investment company); (ii) has filed for protection under the Federal bankruptcy law or any similar law, (iii) which is not organized, based and majority-owned in the

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United States, (iv) is party to any agreement the consummation of which would cause such Peer Company to cease to be publicly traded (or be described in subclause (i) or (iii)), or (v) which has announced an intention to be sold or cease to be publicly traded or to take actions which would cause it to be described in subclause (i) or (iii). To the extent that any Peer Company initially selected as part of the Selected Peer Group with respect to a measurement period shall become an Ineligible Company prior to the end of such period, such company shall be excluded from the Selected Peer Group for such period. The Selected Peer Group will be reviewed annually to determine whether any of its members shall have become Ineligible Companies. As of ___________, 20__, the Selected Peer Group is comprised of the following Peer Companies:

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